EXHIBIT 99.1

2015 Annual Meeting of Shareholders Voting Results

At the Annual Meeting of Shareholders of American River Bankshares held on May 21, 2015, the proposals listed below were submitted to a vote of the shareholders through the solicitation of proxies.  The proposals are described in detail in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on Form DEF 14A on April 10, 2015. The number of shares represented in person or by proxy at the Annual Meeting was 6,744,979 or 88% of the outstanding voting shares of the Company, which constituted a quorum.  Each of the proposals was approved by the shareholders pursuant to the voting results set forth below.

Proposal No. 1 — Election of Directors.

The following individuals were elected as directors to serve until the 2016 Annual Meeting of Shareholders or until their successors are elected and qualified.  The voting results for Proposal No. 1 were as follows:

Nominee	For	Withheld	Broker Non-votes
Kimberly A. Box	4,431,217	1,301,829	1,011,933
Charles D. Fite	4,390,074	1,342,972	1,011,933
Robert J. Fox	4,433,823	1,299,223	1,011,933
William A. Robotham	4,423,442	1,309,604	1,011,933
David T. Taber	4,424,782	1,308,264	1,011,933
Roger J. Taylor, D.D.S.	4,426,424	1,306,622	1,011,933
Stephen H. Waks	4,436,394	1,296,652	1,011,933
Philip A. Wright	4,428,394	1,304,652	1,011,933
Michael A. Ziegler	4,419,320	1,313,726	1,011,933

Proposal No. 2 — To ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

The voting results for Proposal No. 2 were as follows:

For	Against	Abstain
5,610,469	1,116,668	17,842

Proposal No. 3 — Advisory Vote to Approve Named Executive Officer Compensation

Management previously recommended and shareholders approved an annual frequency advisory vote on the named executive officer compensation. The voting results for Proposal No. 3 were as follows:

For	Against	Abstain	Broker Non-votes
4,099,836	1,275,055	358,155	1,011,933